Exhibit 99.1
                                                                    ------------




AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
--------------                     --------------------------------
James W. Christmas                 Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                   Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006                     Suzie Pileggi- Media Info (212) 445-8170

FOR IMMEDIATE RELEASE:
----------------------
August 6, 2003


       KCS ENERGY, INC. REPORTS SECOND QUARTER NET INCOME OF $27.3 MILLION
       -------------------------------------------------------------------
              Drilling Results Yield Over 400% Reserve Replacement;
              -----------------------------------------------------
                      Production Up 10% From First Quarter
                      ------------------------------------


HOUSTON, TX, August 6, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the three and six months ended June 30, 2003.

Commenting on the first half of 2003, KCS Chairman and Chief Executive Officer James W. Christmas said, "The momentum that began to build as we entered the year has continued and our mid-year results have exceeded expectations. Drilling results in the second quarter were even better than the first quarter. With 38 of the 40 wells drilled in the first half of the year being successful, drilling results were the best in the Company's history. As a result, we had reserve additions and revisions of more than 50 BCFE. With the Company's net production of 12.2 BCFE for the six months, we had a reserve replacement ratio of over 400% and finished mid-year with total reserves of 234 BCFE, a 20% increase over year-end 2002 reserves.

Production has been steadily increasing this year, averaging 92.1 MMCFEPD in the second quarter, a 10% improvement over the first quarter. While commodity prices were down from first quarter levels, they were still up considerably from a year ago. The excellent drilling results along with the strong natural gas and oil prices resulted in net income of $27.3 million for the quarter and $41.2 million for the six-month period. In addition, our cash flow increased substantially, enabling us to fund the increased level of drilling with internally generated cash flow and to continue to reduce debt. We have also reduced our debt by nearly $8 million and at the same time reduced production payment obligations by the equivalent of more than $15 million."

Financial Highlights
($ thousands except per share)

                                        3 mos. 2003           3 mos. 2002
                                        -----------           -----------
Revenue                                 $    42,732           $    30,277
Operating Income                        $    20,732           $     7,784
Income Before Income Taxes              $    16,219           $     2,957
Net Income (Loss)                       $    27,301           $   (12,368)
Diluted Earnings (Loss) Per Share       $      0.66           $     (0.36)

                                        6 mos. 2003           6 mos. 2002
                                        -----------           -----------
Revenue                                 $    83,172           $     59,101
Operating Income                        $    39,673           $     13,206
Income Before Income Taxes              $    30,573           $      3,619
Income (Loss) Before Cumulative
   Effect of Accounting Change          $    42,137           $    (11,110)
Net Income (Loss)                       $    41,203           $    (17,276)
Diluted Earnings (Loss) Per
   Share Before Accounting Change       $      1.02           $      (0.34)
Diluted Earnings (Loss) Per Share       $      1.00           $      (0.51)

Note: The three months ended June 30, 2003 includes an $11.0 million non-cash income tax benefit related to the reversal of a portion of the Company's valuation allowance against net deferred income tax assets compared to a non-cash income tax expense from an increase in the valuation allowance of $15.9 million for the same period in 2002. For the six months ended June 30, 2003, the Company recorded a $0.9 million non-cash charge related to the cumulative effect of an accounting change as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" while the six months ended June 30, 2002 includes a non-cash charge of $6.2 million for the cumulative effect of an accounting change to the "units of production" method of amortizing oil and gas properties.

For the three months ended June 30, 2003, revenue increased 41% to $42.7 million compared to $30.3 million for the same period a year ago. This was driven primarily by a 42% increase in average realized natural gas and oil prices and a $4.7 million sale of emission credits, partially offset by a 12% decrease in production due to the 2002 sales of non-core properties and expiration of the Company's remaining VPPs in November 2002. Total operating costs and expenses decreased 2% to $22.0 million in the quarter and interest expense decreased 5% to $4.6 million. As a result, income before income taxes increased 448% to $16.2 million compared to $3.0 million in the year ago period. Income tax benefit was $11.1 million for the three months ended June 30, 2003, primarily due to the Company adjusting its valuation allowance and recognizing a portion of its net deferred tax assets. This compares to an income tax expense of $15.3 million for the same period last year, primarily due to an increase in the valuation allowance. Net income was $27.3 million, or $0.66 per diluted share, compared to a net loss of $12.4 million, or $0.36 per diluted share in the year ago period.

For the six months ended June 30, 2003, revenue increased 41% to $83.2 million compared to $59.1 million for the first half of 2002. This resulted from a 62% increase in average realized natural gas and oil prices and the sale of emission credits mentioned above, partially offset by a 20% decrease in production due to the 2002 sales of non-core properties and expiration of the Company's remaining VPPs in November 2002. Total operating costs and expenses decreased 5% to $43.5 million in the six-month period and interest expense decreased 5% to $9.2 million. As a result, income before income taxes increased 745% to $30.6 million compared to $3.6 million in the year ago period. Income tax benefit was $11.6 million for the six months ended June 30, 2003, primarily due to the Company adjusting its valuation allowance and recognizing a portion of its net deferred tax assets. This compares to an income tax expense of $14.7 million for the same period last year, primarily due to an increase in the valuation allowance. As previously reported, the cumulative effect of an accounting change at the beginning of the year as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" was $0.9 million for the current year six-month period. For the six months ended June 30, 2002, the cumulative effect of an accounting change to the units-of-production method of amortizing capitalized costs related to oil and gas properties was $6.2 million. Net income was $41.2 million, or $1.00 per diluted share, for the six months ended June 30, 2003 compared to a net loss of $17.3 million, or $0.51 per diluted share, for the six months ended June 30 2002.

Drill Bit Success Increases Reserves and Production
---------------------------------------------------

During the quarter, the Company drilled 26 wells of which 25 were successful. This included six wells in the Elm Grove Field of north Louisiana, 10 wells in the Sawyer Canyon Field of west Texas, five wells in south Texas, and five wells in other areas including east Texas, Oklahoma and Michigan.

Wells materially impacting second quarter include:

Mid-Continent Area
------------------

o    Elm Grove Field, north Louisiana (97-100% WI)
     >> Roos #11 - 3,500 MCFPD initial rate from three commingled Cotton Valley zones.
     >> Roos #12 - 3,230 MCFPD initial rate from three commingled Cotton Valley zones.
     >> Roos #13 - 2,020 MCFPD initial rate from three commingled Cotton Valley zones.
     >> Pilkington #5 - 3,190 MCFPD initial rate from three commingled Cotton Valley zones.
     >> Roos #14 - 1,110 MCFPD and 900 MCFPD from two of three Cotton Valley zones which will be commingled.
     >> EGP #11 - 1,700 MCFPD from two of three Cotton Valley zones which will be commingled. Current plans call for drilling eight additional wells this year in the Elm Grove Field and 20 wells per year in 2004 and 2005.
o    Sawyer Canyon Field, Sutton County, Texas (92-100% WI)
     >> Ten wells have been drilled in the second quarter with initial production rates averaging 370 MCFPD per well.

     KCS plans to drill 20 wells per year in the Sawyer Canyon field in 2004 and 2005.
o    Joaquin Field, east Texas (74-100% WI)
     >> The Ellis #4, which was the initial KCS well in the field in the first quarter, is producing at 2,100 MCFPD.
     >> Two additional wells were drilled in the second quarter. The Rushing #2 recently tested at 1,100 MCFPD and 1,300 MCFPD from the first two of four completion intervals which will be commingled. Completion operations on the Rushing #3 well are beginning.
     KCS anticipates drilling three additional wells in this field in the remainder of 2003 and five to 10 wells in 2004.
o    Talihina Field, Oklahoma (30 to 47% WI)
     >> KCS is participating in two wells currently drilling, offsetting the 2002 Weyerhauser #2 discovery, which was drilled in late 2002. These wells should reach total depth in August. KCS has almost 10,000 acres in this area and anticipates drilling two to four additional wells this year.
o    Other Mid-Continent Wells
     >> Chadwick #1, Carthage Field, East Texas (65% WI) tested at 1,300 MCFPD and 1,000 MCFPD from two zones that will be commingled.
     >> General Motors #1, Hartland area, Michigan (100% WI) was placed on line in July at 1,950 MCFPD and 40 BCPD.

Gulf Coast Area
---------------
     >> Cooley #11 in the West Mission Valley Field is currently testing a middle Wilcox interval at a rate of 5,000 MCFEPD (50% WI) and will be dually completed with a lower zone which tested at 3,600 MCFPD (25%
          WI).

     >> Cooley #13 (50% WI) in the West Mission Valley Field tested at 3,200 MCFPD from a middle Wilcox zone.
     >> Prasek-Dolan Unit #1-1 (50% WI) in the Dolan Field is producing from a Wilcox Luling sand at a rate of 2,100 MCFPD.
     >> The Guerra C-1 well (25% WI) in the La Reforma Field, which was drilled in late 2002, was temporarily plugged back to an upper Vicksburg sand in the first quarter and the production rate increased in the second quarter to 21,500 MCFEPD. Recently the well was commingled in the two zones, but is currently curtailed due to pipeline constraints. An offset to the Guerra well is expected to be drilled later in 2003.

In order to quantify the results of the first half drilling program, the company engaged Netherland Sewell & Associates (NSAI) to prepare an analysis of proved reserves at mid-year using June 30, 2003 constant prices of $5.17/MMBTU for gas and $27.00/BBL for oil. NSAI estimated mid-year reserves of 234 BCFE with a PV10 of $461 million, up from $344 million at year-end 2002.

Production for the second quarter averaged 92.1 MMCFEPD, a 10% increase from the first quarter as new drill wells were brought on line. The production volumes include delivery obligations pursuant to a production payment sold in 2001. Volumes of oil and gas net to the Company excluding the production payment obligation averaged 73.3 MMCFEPD in the second quarter, a 19% increase over the first quarter. Third quarter production is expected to continue to increase based on recent drilling success.

Based on the drilling and financial results to date, the Board of Directors has approved an increase of the 2003 capital budget from $55 million to $65 million.

Hedging Program
---------------

The Company's hedging program consists of a series of transactions designed to limit exposure to downside price movements while floors and three-way collars allow participation in increasing prices. Based on second quarter production levels, these hedges would equate to approximately 42% and 39% of third and fourth quarter production, respectively.

The Company's current hedge positions for the second half of 2003 are summarized in the following table.

                                                          Average
                       2003              Average        Equivalent
        Type           Period         Daily Volume      NYMEX Price
        ----           ------         ------------      -----------
        Prod. Paymt.   Jul. - Dec.    16.8 MMCFEPD      $4.05
Gas     Fixed          Jul. - Aug.     3.0 MMCFPD       $5.30 (at point of sale)
        Floors         Jul. - Nov.     5.0 MMCFPD       $4.25
        3 Way          Jul. - Dec.    13.3 MMCFPD       $4.47-6.50/$7.00

Oil     Swap           Jul. - Nov.   400   BOPD         $30.26

The Company has also put into place three-way collars covering 10 MMCFPD of first quarter 2004 gas production at a floor price of $4.50 that allow KCS to retain all upside except for the portion of realized prices between $8.50 and $9.00. In addition, during 2004 the Company will deliver 14.2 MMCFEPD under the production payment sold in 2001 at an average price of approximately $4.05 per MCFE.

2003 Outlook
------------

Production (Bcfe)
     WI                            33-36
     Production Payment            (6.8)(a)

LOE ($MM)                          24-26
G&A ($MM)                         7.5-8.5
DD&A ($MM)                         44-49
Interest Expense ($MM)             17-18
Capital Expenditures ($MM)          65

(a) The production committed to this production payment will continue to be reflected as amortization of deferred revenue at the weighted average net discounted price of approximately $4.05 per Mcfe.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

The following abbreviations are utilized herein:

WI - Working Interest
PV10 - Present value of pretax future net revenues discounted at 10%. BCF - billion cubic feet of natural gas
BBL-barrel of oil or condensate
BCFE - billion cubic feet of natural gas equivalent
MCFPD - thousand cubic feet of natural gas per day
MMCFPD - million cubic feet of natural gas per day
MMCFEPD - million cubic feet of natural gas equivalent per day
BCPD - barrels of condensate per day
BOPD - barrels of oil per day

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

###

5555 San Felipe, Suite 1200, Houston, TX  77056

                            -Financial tables follow-

                                KCS Energy, Inc.
                           Condensed Income Statements


                                                                      Three Months Ended              Six Months Ended
(Amounts in Thousands                                                     June 30,                         June 30,
                                                                 ---------------------------       -----------------------
Except Per Share Data)                                                2003          2002             2003           2002
                                                                 ------------   ------------       ---------      --------

Oil and gas revenue                                                  $ 38,422       $ 30,808       $ 78,069       $ 60,165
Other revenue, net                                                      4,310           (531)         5,103         (1,064)
--------------------------------------------------------------------------------------------       -----------------------
Total revenue                                                          42,732         30,277         83,172         59,101
--------------------------------------------------------------------------------------------       -----------------------

Operating costs and expenses
   Lease operating expenses                                             6,693          6,873         13,024         13,409
   Production taxes                                                     1,468          1,632          3,761          2,955
   General and administrative expenses                                  1,862          1,763          3,662          3,890
   Stock compensation                                                     257            194            411            510
   Accretion of asset retirement obligation                               279           --              558           --
   Depreciation, depletion and amortization                            11,441         12,031         22,083         25,131
--------------------------------------------------------------------------------------------       -----------------------
Total operating costs and expenses                                     22,000         22,493         43,499         45,895
--------------------------------------------------------------------------------------------       -----------------------

Operating income                                                       20,732          7,784         39,673         13,206
--------------------------------------------------------------------------------------------       -----------------------
Interest and other income                                                  75              9            102             79
Interest expense                                                       (4,588)        (4,836)        (9,202)        (9,666)
--------------------------------------------------------------------------------------------       -----------------------
Income before income taxes                                             16,219          2,957         30,573          3,619
Federal and state income (taxes) benefit                               11,082        (15,325)        11,564        (14,729)
--------------------------------------------------------------------------------------------       -----------------------
Net income (loss) before cumulative effect of accounting change        27,301        (12,368)        42,137        (11,110)
Cumulative effect of accounting change, net of tax                       --             --             (934)        (6,166)
--------------------------------------------------------------------------------------------       -----------------------
Net income (loss)                                                      27,301        (12,368)        41,203        (17,276)
--------------------------------------------------------------------------------------------       -----------------------
Dividends and accretion of issuance costs on preferred stock             (132)          (372)          (442)          (625)
--------------------------------------------------------------------------------------------       -----------------------
Income (loss) available to common stockholders                       $ 27,169       $(12,740)      $ 40,761       $(17,901)
============================================================================================       =======================
Earnings (loss) per share of common stock - basic
       Before cumulative effect of accounting change                 $   0.71       $  (0.36)      $   1.10       $  (0.34)
       Cumulative effect of accounting change                            --             --            (0.02)         (0.17)
============================================================================================       =======================
  Earnings (loss) per share of common stock - basic                  $   0.71       $  (0.36)      $   1.08       $  (0.51)
============================================================================================       =======================
Earnings (loss) per share of common stock - diluted
       Before cumulative effect of accounting change                 $   0.66       $  (0.36)      $   1.02       $  (0.34)
       Cumulative effect of accounting change                            --             --            (0.02)         (0.17)
============================================================================================       =======================
  Earnings (loss) per share of common stock - diluted                $   0.66       $  (0.36)      $   1.00       $  (0.51)
============================================================================================       =======================

Average shares outstanding for computation
    of earnings per share
    Basic                                                              38,227         35,674         37,833         35,332
    Diluted                                                            41,531         35,674         41,295         35,332
============================================================================================       =======================

                                KCS Energy, Inc.
                            Condensed Balance Sheets



                                                                       June 30,             December 31,
(Thousands of Dollars)                                                   2003                   2002
                                                                   ----------------      ------------------
Assets
Cash                                                               $          2,301      $            6,935
Trade accounts receivable, net                                               24,169                  16,863
Other current assets                                                          7,015                   3,396
Property, plant and equipment, net                                          267,741                 240,294
Deferred taxes                                                               11,160                       -
Deferred charges and other assets                                             3,391                     645
-----------------------------------------------------------------------------------------------------------
     Total assets                                                  $        315,777      $          268,133
===========================================================================================================

Liabilities and stockholders' equity (deficit)
Accounts payable and accrued liabilities                           $         53,041      $           35,499
Accrued interest                                                              6,288                   8,174
Deferred revenue                                                             51,385                  66,582
Deferred credits and other liabilities                                       12,537                     961
Long-term debt                                                              179,000                 186,774
Preferred stock                                                               9,116                  12,859
Stockholders' equity (deficit)                                                4,410                 (42,716)
-----------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity  (deficit)         $        315,777      $          268,133
===========================================================================================================


                        Condensed Statements of Cash Flow

                                                                           Six Months Ended
                                                                               June 30,
                                                                   --------------------------------
                                                                       2003               2002
                                                                   -------------      -------------

Net income (loss)                                                  $     41,203       $     (17,276)
DD&A                                                                     22,083              25,131
Amortization of deferred revenue                                        (15,197)            (24,343)
Other non-cash charges and credits, net                                  (6,800)             23,543
----------------------------------------------------------------------------------------------------
                                                                         41,289               7,055
Net changes in assets and liabilities                                     2,318              (7,130)
----------------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating activities                 43,607                 (75)
----------------------------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net                               (36,975)             (1,527)
Other capital expenditures, net                                            (292)                (34)
----------------------------------------------------------------------------------------------------
     Net cash used in investing activities                              (37,267)             (1,561)
----------------------------------------------------------------------------------------------------
Cash flow from financing activities:
Net decrease in debt                                                     (7,774)             (7,726)
Deferred financing costs and other, net                                  (3,200)                  -
----------------------------------------------------------------------------------------------------
     Net cash used in investing activities                              (10,974)             (7,726)
----------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                              $     (4,634)      $      (9,362)
====================================================================================================

                                KCS Energy, Inc.
                                Supplemental Data

                                         Three Months Ended    Six Months Ended
                                               June 30,            June 30,
                                               --------            --------
                                           2003       2002      2003       2002
                                           ----       ----      ----       ----
Production data: (a)
  Natural gas (MMcf)                      6,758      7,576     12,733     15,888
  Oil (Mbbl)                                213        260        428        528
  Liquids (Mbbl)                             58         71        105        142

     Summary (MMcfe):
         Working Interest                 8,381      8,912     15,933     18,382
         VPP                               --          646       --        1,525
                                         ------     ------     ------     ------

               Total                      8,381      9,558     15,933     19,907

Average realized prices  (b)
  Gas (per Mcf)                          $ 4.81     $ 3.27     $ 5.14     $ 3.07
  Oil (per bbl)                          $23.97     $20.45     $25.73     $19.05
  Liquids (per bbl)                      $14.15     $10.10     $15.56     $ 9.56
  Total (per Mcfe)                       $ 4.58     $ 3.22     $ 4.90     $ 3.02

Notes:
(a) Production includes 1,702 and 3,720 Mmcfe, respectively, for the three and six months ended June 30, 2003 compared to 2,809 and 6,043 Mmcfe for the three and six months ended June 30, 2002, respectively, dedicated to the Production Payment sold in February 2001.

(b) Includes the effects of hedging and the Production Payment sold in February 2001.